Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 106 to the Registration Statement No. 811-1352 on Form N-1A of Fidelity Devonshire Trust, of our report dated March 7, 2003 appearing in the Annual Report to Shareholders of Spartan Tax-Free Bond Fund for the year ended January 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 24, 2003